EXHIBIT 10.30

THIRD AMENDMENT

TO

EMPLOYMENT AGREEMENT

WHEREAS, Wheelabrator Technologies, Inc., an indirect subsidiary of Waste Management, Inc., and Mark A. Weidman (“Executive”) have made and entered into an Employment Agreement (the “Employment Agreement”) dated May 11, 2006, as amended by the First and Second Amendments to the Employment Agreement; and

WHEREAS, both the Company and Executive desire to amend the Employment Agreement to reflect certain provisions set forth below;

NOW, THEREFORE, the Employment Agreement is amended in the following respects:

1. Employment Agreement Dated May 11, 2006. The Company and Executive acknowledge and represent that the Employment Agreement and the First and Second Amendments to the Employment Agreement are hereby ratified, affirmed, and amended as set forth herein. WMI shall be and is a party to the Employment Agreement (not in the capacity of employer but solely as set forth in the Employment Agreement and below, and in order for WMI to have power and authority to enforce the provisions of the Employment Agreement, as amended). Capitalized terms herein shall have the same meaning ascribed in the Employment Agreement, as amended, unless defined herein.

2. The following Section 4(g) is added to the Employment Agreement:

(g) Domestic Sale. In the event a Domestic Sale is consummated during Executive’s Employment Period and on or before June 30, 2014, the following provisions of this Section 4(g) (iii) and (iv) shall apply in lieu of Section 7.

(i)	“Domestic Sale” shall mean the sale or disposition of substantially all of the stock or assets (or any transaction having a similar effect whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) of Wheelabrator Technologies, Inc. and its subsidiaries (other than Resco Holdings, LLC and the subsidiaries of Resco Holdings, LLC and other than Wheelabrator Environmental Technologies Consulting (Shanghai) Co. Ltd) at a price and terms acceptable to and approved by the Board of Directors of WMI in its sole discretion.

(ii)	“Successor Entity” shall mean the successor entity (or entities) that carries on the operations of or assumes substantially all of the assets, stock, or interest in (whether for resale or not) the former entities of Wheelabrator Technologies, Inc. and its subsidiaries (other than Resco Holdings, LLC and the subsidiaries of Resco Holdings, LLC and which entity may or may not include Wheelabrator Environmental Technologies Consulting (Shanghai) Co. Ltd.) as a result, direct or indirect, of the consummation of the Domestic Sale.

(iii)	In the event Executive is offered the opportunity to serve as president (or in any similar capacity with the duties and power, authority and functions commensurate with such position in similarly-sized companies) with Successor Entity (as determined by WMI in its sole discretion), then Executive’s employment shall be considered terminated according to the provisions of Section 5(d) without Good Reason and the compensation provisions of Section 6(d) shall apply.

(iv)	In the event Executive is not offered the opportunity to serve as president (or in any similar capacity with the duties and power, authority and functions commensurate with such position in similarly-sized companies) with the Successor Entity (as determined by WMI in its sole discretion), then Executive shall be considered terminated according to the provisions of Section 5(e) and the compensation provisions of Section 6(e) shall apply.

2. The following Section 4(h) is added to the Employment Agreement:

(h) Sale Period Stay Incentive. In the event Executive remains employed under the terms of the Employment Agreement through July 1, 2014, and a Domestic Sale is not consummated on or before June 30, 2014, the following provisions of this Section 4(h) shall apply.

(i)	In recognition of Executive’s forfeiture of other outside employment opportunities and service through June 30, 2014, the Company shall pay to Executive a one time lump sum cash payment of $500,000 on July 1, 2014, or the next following business day.

(ii)	The period of Executive’s employment under the Employment Agreement shall continue for a period of one (1) year commencing on July 1, 2014, (which shall supersede the Employment Date pursuant to Section 2 and shall, as of July 1, 2014, become the “Employment Date” hereunder) and shall automatically be renewed for successive one (1) year periods on each anniversary of such date thereafter, unless Executive’s employment is otherwise terminated pursuant to the provisions of the Employment Agreement.

3. Section 7(b)(i)(B) shall be amended by substituting “WMI” for the word “Company” in each such place where it appears.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed on, and effective as of, this 23rd day of December 2013.

/s/ Mark W. Weidman	WHEELABRATOR
Mark A. Weidman	TECHNOLOGIES, INC.
(“Executive”)	(the “Company”)

	By:	/s/ Courtney A. Tippy
Courtney A. Tippy
Assistant Secretary

WASTE MANAGEMENT, INC.

	By:	/s/ David P. Steiner

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